Exhibit 99.1
Public Relations Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

Investor Relations Contact
Mike Saviage
Adobe
408-536-4416
ir@adobe.com
FOR IMMEDIATE RELEASE
Adobe’s Board of Directors Elects Adobe CEO Shantanu Narayen as Chairman

SAN JOSE, Calif.—Feb. 1, 2017-Adobe (Nasdaq: ADBE) today announced that its Board of Directors has elected Shantanu Narayen as Chairman of the Board. Narayen will continue in his role as President and CEO of Adobe and succeeds Co-Chairs and Co-Founders of the company, John Warnock and Chuck Geschke, who will remain on the Board.
The company also announced that board member Jim Daley, a 35-year Price Waterhouse veteran and prior CFO of a publicly traded technology company, has been named Lead Director to ensure continued sound corporate governance. Daley has been a board member since 2001 and was formerly the head of the audit committee.
Narayen’s vision and leadership drove Adobe’s transformation from a packaged software provider to one of the world’s largest and most diversified cloud companies. In 2009, Adobe acquired Omniture, launching what is now a multibillion-dollar digital marketing category and business for Adobe. In 2011, Adobe moved its highly profitable creative software business to a software-as-a-service (SaaS) model, becoming the first packaged software company to successfully pivot to the cloud. Adobe is now transitioning its documents business-based on its PDF standard-to a cloud services model with its Document Cloud.
“We are delighted that Shantanu Narayen, who has repeatedly demonstrated that he has the vision and capacity to lead Adobe into the future, will be the next chairman of Adobe,” said John Warnock and Chuck Geschke. “You cannot imagine how proud we are of our employees and the company that we have all built.”
“Adobe’s co-founders John Warnock and Chuck Geschke have been instrumental in shaping Adobe’s innovation agenda and our unique culture for decades,” said Shantanu Narayen, Adobe president and CEO. “I’m grateful to John and Chuck for their ongoing counsel and for entrusting me with the leadership of the amazing company they founded.”
About Adobe Systems Incorporated
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.
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